Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Amina Suchoski, The Fearey Group for TC Global, Inc.

206.343.1543; asuchoski@feareygroup.com

TULLY’S FOUNDER AND CHAIRMAN TOM “TULLY” O’KEEFE RETIRES AFTER 18 YEARS

SEATTLE, Wash. – March 26, 2010 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced that Mr. Tom “Tully” O’Keefe, founder, chairman and head barista, and the man responsible for building the Tully’s Coffee brand, made the decision to retire from his post as chairman of the board, effective June 30, 2010. A successor will be selected over the next 90 days by the Tully’s Board, based on recommendations from the nominating and governance committee.

“I have the greatest respect for our employees and shareholders. While I have poured my heart and soul into Tully’s for nearly two decades, I have done so with great joy and satisfaction because of all the lives we’ve touched,” said O’Keefe. “I’ve made this decision to retire at this time because I am confident that our operating team, led by president & CEO Carl Pennington, is well positioned to continue to grow the business and increase shareholder value.”

O’Keefe started Tully’s in 1992 with one store in Kent, Wash. and grew the business into a strong, specialty-coffee retailer with stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming, and Utah. In 1997, O’Keefe negotiated the license agreement to establish Tully’s Coffee Japan. O’Keefe was the driving force behind the building of the Tully’s brand, widely regarded as one of the top gourmet brands in the coffee world.

In 2009, after a robust investment banking process, O’Keefe led the sale of the Tully’s brand and wholesale business to Green Mountain Coffee Roasters, Inc. for $40.3 million. This transaction strengthened the company’s balance sheet, returned capital to shareholders and set the company on the road to profitability. Additionally, O’Keefe, as managing director of Tully’s Coffee International, has spearheaded Tully’s strategic investment and expansion in the Asian markets. Currently, Tully’s has 183 stores in the U.S. Including the Tully’s Coffee International stores in Singapore and South Korea and the stores of its global alliance partner, Tully’s Coffee Japan, there are more than 570 Tully’s retail locations worldwide.

“We are extremely grateful for the extraordinary leadership and commitment that Tom has provided to Tully’s since the very beginning, first as its founder and CEO and over the past 9 years in his role as Chairman,” said president & CEO Carl Pennington. “His vision and passionate commitment to Tully’s performance, employees and partners have been the cornerstones of our success. We will surely miss him but know that, as the founder of his namesake company, and its largest shareholder, he will never be too far away.”

About TC Global, Inc.

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at more than 570 Tully’s retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Forward Looking Statement

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2009 and its Annual Report on Form 10-K for the fiscal year ended March 29, 2009.